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                                                                      Exhibit 13

                              PURCHASE AGREEMENT
                              ------------------

        Goldman Sachs Variable Insurance Trust (the "Trust"), a Delaware business trust, and The Goldman Sachs Group, L.P. ("Buyer") hereby agree with each other as follows:

        1. The Trust hereby offers Buyer and Buyer hereby purchases 10,000 share of beneficial interest of the Trust at a price of $10.00 per share (such shares in the Trust being hereinafter collectively known as "Shares") in consideration for the payment of $100,000. Buyer hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Buyer of funds in the amount $100,000 in full payment for the Shares.

        2. Buyer represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

        3. The Trust has incurred organizational expenses in connection with its start-up and initial registration. Organizational costs will be amortized over 60 months on a straight-line basis beginning with the commencement of operations of each of the Trust's nine initial investment portfolios (the "Funds"). If any or all of the Shares held by the Buyer representing initial capital of the Funds are redeemed during amortization period, the redemption proceeds will be reduced by the pro rata portion of the unamortized organizational cost balance.

        4. The name Goldman Sachs Variable Insurance Trust is the designation of the Trustees for the time being under an Agreement and Declaration of the Trust dated September 16, 1997 as amended from time to time, and all persons dealing with the Trust or a Fund must look solely to the property of the Trust or such Fund for the enforcement of any claims as none of Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. No Fund shall be liable for any claims against any other Fund.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 12th day of December, 1997.


(SEAL)                                  GOLDMAN SACHS VARIABLE INSURANCE TRUST


                                        By: /s/ John Perlowski
                                           -----------------------------------

                                        THE GOLDMAN SACHS GROUP, L.P.

                                        By: /s/ David B. Ford
                                           -----------------------------------